Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN ACCESS TECHNOLOGIES, INC.

(Document number P96000086882)

* * *

Pursuant to the provisions of section 607.1006, Florida Statutes, American Access Technologies, Inc. (the “Corporation”) adopts the following amendment to its Amended and Restated Articles of Incorporation. This amendment was adopted on May 14, 2007 by the shareholders of the Corporation. The number of votes cast by the common shareholders, the only group entitled to vote, was sufficient for approval.

The first sentence of Article 3 of the Amended and Restated Articles of Incorporation is amended to read as follows:

The total amount of capital stock which this Corporation has the authority to issue is as follows:

250,000,000 shares of Common Stock, $.001 par value per share; and 1,000,000 shares of Preferred Stock, $.001 par value per share.

AMERICAN ACCESS TECHNOLOGIES, INC.

By:	/s/ Timothy C. Adams
Timothy C. Adams
President

May 14, 2007